Exhibit 10.1

LICENSE AGREEMENT

This License Agreement (this “Agreement”) is made and entered into as of December 18, 2012 (the “Effective Date”), by and among VOIS Inc., a Florida corporation (“Licensee”), and Mind Technologies, Inc., a Nevada corporation (“Licensor”). Licensee and Licensor are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

Recitals

A.     Licensor, as the result of expenditure of time, skill, effort and money has designed and developed, and is the owner of the entire right, title and interest in and to, that certain mind-controlled user interface software described in the attached and incorporated Exhibit A (the “Licensed Software”), the documentation associated therewith (the “Documentation”), and the trade names used in connection with the foregoing and identified on Exhibit A (the “Licensor Marks”) (the Licensed Software, Documentation and Licensor Marks, collectively the “Licensed Products”).  Licensee desires to obtain from Licensor, and Licensor desires to grant to Licensee, a non-exclusive right and license to use, develop and improve upon the Licensed Products in connection with the design, development, manufacture and sale of products incorporating and using the Licensed Products.  Licensee’s right to and use of the Licensed Products is governed by the terms of this Agreement.

B.     In consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be bound, agree as follows:

Agreement

1.     Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

(a)     “Affiliate” means, with respect to an entity, a person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the entity.  For purposes of this definition only, the term “control” means, with respect to an entity, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the entity, whether through the ownership of voting securities, by contract or otherwise.

(b)     “Improvement” means any improvement, enhancement, modification or derivative work of or to the Licensed Software and/or other improvements thereto by Licensor, including (i) all patents, trade secrets, copyrights and other intellectual property related thereto, and (ii) all documentation relating to the design, operation, functionality and use thereof.  Improvements shall include modifications of and additional functions to the Licensed Software and its library of functions.

(c)     “Licensee Fee” means the fees calculated and payable in accordance with paragraph 3 below.

(d)     “Licensed Software” means the software identified in the introductory recitals.

(e)     “Third Party” means any person or entity other than a Party or an Affiliate of a Party.

(f)     “Use” or “Using” means to access, install, download, copy or otherwise benefit from the functionality of the Licensed Software in accordance with the Documentation.

2.     Software License.  Subject to the terms and conditions of this Agreement, including payment of the License Fee, Licensor hereby grants to Licensee the non-exclusive, perpetual and worldwide license to use, operate, market make, have made, offer to sell, sell, have sold and otherwise transfer and commercially exploit the Licensed Products and any Improvements during the License Term (as defined below).  Licensor retains all of its rights to exploit, commercialize and otherwise use and practice the Licensed Software for any application or purpose.  Licensor shall deliver to Licensee all Documentation, build files and other information necessary to execute the Licensed Software, design descriptions, test plans and reports, user and/or service manuals, release notes and similar documentation.  The Licensed Software may be protected against unauthorized use.  Such protection may include, without limitation, requirements for an access code provided by Licensor.

3.     License Fee.  In consideration for the license and other rights granted herein, and in reliance on the representations of Licensor set forth in Section 4 hereof, Licensee shall pay Licensor a one-time fee, paid in advance on the Effective Date for the license and other rights granted herein, of 7,000,000 shares of restricted common stock of Licensee, par value $0.001 per share (the “License Shares”).  At the Effective Date, Licensee shall deliver to Licensor stock certificates representing the License Shares.

4.     Representations and Warranties of Licensor.

a.     Good and Marketable Title.  Licensor warrants that it is the sole owner of the Licensed Products and that, to the knowledge of Licensor, the Intellectual Property does not infringe the trademark, trade name, service mark, or other intellectual property rights of any third party.

b.     No Encumbrances. The Licensed Products are free and clear of liens, charges, encumbrances, pledges, mortgages, hypothecations, security interests and adverse claims of any and all nature whatsoever.

c.     Authorization. Licensor has full power and authority to enter into this Agreement, and to grant the license to the Licensed Documents to Licensee, and this Agreement constitutes its valid and legally binding obligation, enforceable against it in accordance with its terms.

d.     Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Licensor is subject, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Licensor is a party or by which it is bound or to which any of its assets are subject, or (iii) result in the imposition or creation of a lien upon or with respect to the Licensed Products.

e.     Acquisition of Stock Entirely for Own Account.  Licensor represents that it is acquiring the License Shares solely for investment for Licensor’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Licensor has no present intention of selling, granting any participation in, or otherwise distributing the same. The acquisition by Licensor of any of the License Shares shall constitute confirmation of the representation by Licensor that Licensor does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the License Shares.

f.     Disclosure of Information. Licensor has received all the information it considers necessary or appropriate for deciding whether to acquire the License Shares.  Licensor further represents that it has had an opportunity to ask questions and receive answers from Licensee regarding the terms and conditions of the offering of the License Shares and the business, properties, prospects and financial condition of Licensee.

g.     Investment Experience.  Licensor represents that it is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the License Shares.  Licensor also represents it has not been organized for the purpose of acquiring the License Shares.  Licensor acknowledges that any investment in the License Shares involves a high degree of risk, and represents that it is able, without materially impairing its financial condition, to hold the License Shares for an indefinite period of time and to suffer a complete loss of its investment.

h.     Accredited Investor. Licensor represents that it is an “accredited investor” within the meaning of Securities and Exchange Commission (“SEC”) Rule 501 of Regulation D, as presently in effect.

i.     Restrictions on Transfer.  Licensor understands that the License Shares are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from Licensee in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act of 1933, as amended (the “Securities Act”), only in certain limited circumstances. In this connection, Licensor represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.  Licensor UNDERSTANDS AND ACKNOWLEDGES HEREIN THAT AN INVESTMENT IN LICENSEE’S SECURITIES INVOLVES AN EXTREMELY HIGH DEGREE OF RISK AND MAY RESULT IN A COMPLETE LOSS OF ITS INVESTMENT.  Licensor understands that the License Shares have not been and will not be registered under the Securities Act and have not been and will not be registered or qualified in any state in which they are offered, and thus Licensor will not be able to resell or otherwise transfer the License Shares unless they are registered under the Securities Act and registered or qualified under applicable state securities laws, or an exemption from such registration or qualification is available.  Licensor has no immediate need for liquidity in connection with this investment and does not anticipate that it will need to sell the License Shares in the foreseeable future.

j.     Legends.  It is understood that the certificates evidencing the License Shares may bear one or all of the following legends:

i.     “THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.”

ii.     Any legend required by the Bylaws of Licensee or applicable state securities laws.

5.     Licensee Derivative Works and Improvements.  All right, title and interest in and to any inventions, discoveries, developments, improvements, new uses, processes or know-how that are conceived or reduced to practice by Licensee or its Affiliates (or any of their respective employees, contractors or agents), alone or in conjunction with others, that are directly or indirectly associated with the Licensed Products shall be owned exclusively by Licensee.

6.     Assignment; Sublicense.  Except for Licensee’s right to sublicense the Licensed Products to end users in the sale or license of the Licensed Software, Licensee shall not assign rights under this Agreement or grant licenses and sublicenses to the Licensed Software and Improvements.

7.     Identification.  Licensee shall incorporate Licensor’s logo or identity into the Licensed Products and on any physical marketing brochures or materials used by Licensee.  Except as set forth above, neither Party shall use the name or identity of the other in connection with its products, manuals, websites or marketing literature, including references to the other Party or its products as using or being based upon the Licensed Software or Improvements, without the express written consent of the other, such consent not to be withheld unreasonably.

8.     Termination.  The term of this Agreement and the licenses granted by Licensor hereunder (the “License Term”) shall be perpetual unless terminated in accordance with the terms of this Agreement.  In the event of breach or default under this Agreement, this Agreement may be terminated after the aggrieved Party has given to the breaching or defaulting Party a written notice specifying the particular facts and circumstances of the breach or default, identifying the provisions of this Agreement which are violated by such alleged breach or default, and a period of thirty (30) days shall have expired after the day on which the notice is given without the breaching or defaulting Party curing such breach or default.  Following termination of this Agreement, Licensee shall surrender possession and control of the Licensed Products to Licensor, and Licensee shall not thereafter make use of the Licensed Products in marketing its goods or services; provided, however, Licensed Software which has already been licensed to end-users and which incorporates or makes use of the Licensed Products may continue to incorporate or make use of such Licensed Products for such end-users.  Sections 10, 11 and 12 shall survive any termination of this Agreement.

9.     Protection of Intellectual Property. Licensor shall have sole discretion with respect to filing, prosecuting and maintaining any patents, copyrights or similar registrations (“Registrations”) relating to the Licensed Software and Improvements and to any ideas, designs, concepts and algorithms embodied therein.

10.     Representations and Warranties.

(a)     Licensor represents and warrants to Licensee and its end users that Licensor is the sole owner of the Licensed Products and the intellectual property represented thereby, and that, to the best of Licensor’s knowledge, the Licensed Products do not infringe the rights of any Third Party.

(b)     Licensor warrants to Licensee and its end users that the media on which the Licensed Software is recorded and delivered to Licensee is and shall be free from defects in materials and workmanship.

(c)     Licensor warrants to Licensee and its end users that the Licensed Software will function for its intended and stated purposes and will be free from material defects in design and function when used for such intended purposes.

11.     Indemnification by Licensor.

(a)     Licensor shall indemnify, defend and hold harmless Licensee and its shareholders, directors, officers, members, managers, employees, agents and end users, and their respective successors, heirs and assigns, against any and all claims, wherever brought and however denominated, including all damages in connection therewith, arising from any breach of Licensor’s obligations under this Agreement.  Licensee shall indemnify, defend and hold harmless Licensor and its shareholders, directors, officers, members, managers, employees and agents, and their respective successors, heirs and assigns, against any and all claims, wherever brought and however denominated, including all damages in connection therewith, arising from (i) any breach of Licensee’s obligations under this Agreement, or (ii) any claim by any end-user of the Licensed Software except to the extent such claim results from a breach of Licensor’s obligations hereunder.

(b)     A Party seeking indemnification hereunder (the “Indemnified Party”) shall give the Party against which the Indemnified Party seeks indemnification hereunder (the “Indemnifying Party”) prompt written notice of any claim with respect to which indemnification obligations apply, but any delay or failure of such notice shall not excuse Indemnifying Party’s indemnification obligations except to the extent that the Indemnifying Party’s legal position is actually prejudiced thereby.  The Indemnifying Party shall have the right to assume and control the defense and settlement of any such claim; except that Indemnified Party shall have the right to control, at the Indemnified Party’s expense, the defense and settlement of any such claim if: (i) the Indemnified Party reasonably determines that there is a conflict of interest between the Indemnifying Party and the Indemnified Party with respect to such claim; (ii) the Indemnifying Party fails to employ counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party within a reasonable time after the Indemnifying Party’s receipt of notice of the claim; or (iii) in the reasonable opinion of counsel to the Indemnified Party, the claim could result in the Indemnified Party becoming subject to injunctive or other non-monetary relief that could have a material adverse effect on the Indemnified Party’s ongoing business.  Any Party not controlling the defense shall have the right to participate in the claim at its own expense, but in any event shall cooperate with the controlling Party in the investigation and defense of the claim.

(c)     If the Indemnifying Party is entitled to, and does, assume and control the defense and settlement of any claim with respect to which its indemnification obligations apply, then the Indemnifying Party shall not settle such claim without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed), unless (i) the sole relief provided in such settlement is monetary in nature and shall be paid in full by the Indemnifying Party, (ii) such settlement does not include any finding or admission of a violation by the Indemnified Party of any applicable laws or Third Party’s rights, and (iii) such settlement could not reasonably be construed to (A) limit or impair the validity or enforceability of the Licensed Software or Improvements or the Indemnified Party’s rights therein or (B) limit or adversely affect the conduct of the Indemnified Party.  Whenever the Indemnified Party controls the defense and settlement of a claim with respect to which the Indemnifying Party’s indemnification obligations apply, the Indemnifying Party shall not be liable for any settlement thereof effected by the Indemnified Party unless the Indemnified Party shall have obtained the Indemnifying Party’s prior written consent to the proposed settlement (which consent shall not be unreasonably withheld or delayed).

(d)     No liability shall attain against any officer, director, member, agent, or employee of Licensor; any such liability shall be paid solely from the assets of Licensor.

(e)     IN NO EVENT SHALL LICENSOR BE LIABLE TO LICENSEE FOR ANY INDIRECT, INCIDENTAL, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES INCLUDING LOSS OF PROFITS, LOSS OF BUSINESS, LOSS OF DATA, LOSS OF ANTICIPATED SAVINGS OR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, ARISING FROM OR RELATED TO A BREACH OF THIS AGREEMENT OR THE OPERATION OR USE OF THE LICENSED SOFTWARE, INCLUDING WITHOUT LIMITATION SUCH DAMAGES ARISING FROM DAMAGE TO LICENSEE’S OR END-USERS’ EQUIPMENT, EVEN IF LICENSOR HAS NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.  THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING THE FAILURE OF THE ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

12.     Confidentiality.

(a)     The term “Confidential Information” shall mean any information disclosed by one Party to the other (i) prior to the date of this Agreement but with respect to the subject matter hereof, or (ii) pursuant to this Agreement, in each case which is in written, graphic, machine readable or other tangible form and is marked “Confidential,” “Proprietary” or in some other manner to indicate its confidential nature. Confidential Information may also include oral information disclosed by one Party to the other pursuant to this Agreement, provided that such information is designated as confidential at the time of disclosure and reduced to a written summary by the disclosing Party, within thirty (30) days after its oral disclosure, which is marked in a manner to indicate its confidential nature and delivered to the receiving party. All source code for the Licensed Software, however, shall be considered Confidential Information whether or not it is so marked.

(b)     Each Party shall treat as confidential (as set forth herein) all Confidential Information of the other Party, and shall not use such Confidential Information except as strictly necessary for the purposes of this Agreement or as otherwise authorized in writing by the disclosing Party. Each Party shall implement reasonable procedures to prohibit the unauthorized disclosure or misuse of the other Party’s Confidential Information and shall not intentionally disclose such Confidential Information to any third party except as strictly necessary for the purposes of this Agreement, and subject to confidentiality obligations similar to those set forth herein. Each of the Parties shall use at least the same procedures and degree of care that it uses to prevent the disclosure of its own confidential information of like importance to prevent the disclosure of Confidential Information disclosed to it by the other Party under this Agreement, but in no event less than reasonable care.

(c)     Notwithstanding the above, neither Party shall have liability to the other with regard to any Confidential Information of the other which: (i) was publicly available at the time it was disclosed or becomes publicly available through no fault of the receiving Party; (ii) was known to the receiving Party, without similar confidentiality restriction, at the time of disclosure; (iii) is disclosed with the prior written approval of the disclosing Party; (iv) was independently developed by the receiving without any use of the Confidential Information of the disclosing Party; or (v) becomes known to the receiving Party, without similar confidentiality restriction, from a source other than the disclosing Party without breach of this Agreement by the receiving Party.

In addition, each Party shall be entitled to disclose the other’s Confidential Information to the extent required by any order or requirement of a court, administrative agency, or other governmental body, provided that the receiving Party shall provide prompt, advance notice thereof to enable the disclosing Party to seek a protective order or otherwise prevent such disclosure.

13.     Entire Agreement; Amendments.  This Agreement constitutes the entire agreement among the Parties, and supersedes all previous negotiations, agreements and commitments, with respect to the subject matter hereof.  This Agreement shall not be released, discharged, amended or modified in any manner except by a written instrument purporting on its face to be such a release, discharge, amendment or modification and signed by duly authorized officers or representatives of each of the Parties hereto.

14.     Governing Law.  Any claim or controversy relating in any way to this Agreement shall be governed by and interpreted exclusively in accordance with the laws of the State of California, without regard to the conflicts of law principles thereof.

15.     Partial Illegality.  If any provision of this Agreement, or the application thereof to any Party or circumstances, shall be declared void, illegal or unenforceable, the remainder of this Agreement shall be valid and enforceable if none of the Parties would thereby be deprived of the essential benefits of this Agreement.  In such event, the Parties shall use their best efforts to replace the invalid or unenforceable provision by a provision that, to the extent permitted by the applicable law, achieves the purposes intended under the invalid or unenforceable provision.

16.     Waiver of Compliance.  No provision of this Agreement shall be waived by any act, omission or knowledge of a Party or its agents or employees, except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party, which waiver shall be effective only with respect to the specific obligation and instance described therein.

17.     Rules of Construction. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be understood to be followed by the words “without limitation.”  Section and other headings contained in this Agreement are for reference purposes only and are not intended to define or limit the scope or intent of any provision of this Agreement.

18.     Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

19.     Assignment.  This Agreement shall be binding upon the successors and assignees of rights in the Licensed Software and, as to such successors and assigns:  (i) each reference herein to the name of the assigning Party shall be deemed to be a reference to the assignee; (ii) the Licensed Software and Improvements shall remain subject to the terms and conditions of this Agreement; and (iii) the assignor shall remain liable for its obligations hereunder unless released by the non-assigning Party.  Any such assignment shall be evidenced by a written agreement executed by the assignee in form and substance reasonably satisfactory to the non-assigning Parties.

20.     Bankruptcy.  This Agreement (including the licenses granted hereunder) are and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code (11 U.S.C. Section 101 etseq., the “Code”), a license of rights to “intellectual property” as defined therein, and all obligations herein shall be deemed agreements supplementary to such licenses to intellectual property rights pursuant to Section 365(n) of the Code.  The Parties hereto agree that each Party, as a grantee of rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Code.  The Parties hereto further agree that, in the event of the commencement of bankruptcy proceedings by or against a Party under the Code, the other Parties shall be entitled to retain the rights and licenses granted pursuant to this Agreement.  The Parties hereto further agree that, in the event of the commencement of a proceeding by or against a Party under the Code, the other Parties shall, pursuant to Sections 365(n)(3) and (4) of the Code, be entitled to any intellectual property or any embodiment thereof held by the trustee.

IN WITNESS WHEREOF, each Party has caused this Software License Agreement to be executed by its respective duly authorized representative as of the Effective Date.

Mind Technologies, Inc.,
a Nevada corporation

By:	/s/ Brent Fouch
Name: Brent Fouch
Title: Chief Executive Officer

VOIS Inc., a Florida corporation

By:	/s/ Kerry Driscoll
Name: Kerry Driscoll
Title: Chief Executive Officer

Exhibit A

Licensed Software

Master Mind

Master Mind is a gaming application that allows users to play their favorite PC games with the power of their mind. Existing PC games can be played with the power of the user’s mind, rather than using the traditional computer keyboard and mouse.

Mind Mouse

Mind Mouse is a thought-controlled software application which allows the user to navigate the computer, click and double click to open programs, compose email and send with the power of the user’s mind.

Think-Tac-Toe

Think Tac Toe provides cognitive exercise for user’s playing Tic-Tac-Toe.